Exhibit 99.1

LiveXLive Appoints Vivendi Executive, Maria Garrido, to its Board of Directors

LOS ANGELES, Dec. 30, 2020 -- LiveXLive Media (Nasdaq: LIVX) (“LiveXLive”), a global platform for livestream and on-demand audio, video and podcast content in music, comedy and pop culture, and owner of PodcastOne, Slacker Radio and React Presents, announced today that Maria Garrido has been appointed to the Company’s Board of Directors.  The appointment brings the total number of board members to ten.

Ms. Garrido is a multilingual, multinational executive with 24 years of experience in both operational and strategic roles in consumer goods, media, communications, and entertainment.  She is currently Senior Vice President of Brand Marketing at Vivendi Group (OTCPK: VIVEF) as well as Chief Insights Officer for Havas Group, where she leads a team of more than 300 people in 40+ countries and is responsible for the global Meaningful Brands study. Maria joined Havas in 2014 after 18 years of multi-national experience in North America, Latin America and Europe holdings at various companies, most notably Colgate-Palmolive and Mondelez. She is a prolific global public speaker, having appeared on Bloomberg news, The Guardian’s Summit, Cartagena Inspira, Mumbrella Australia, South Tech Summit, World Retail Congress, APAC Hall Healthcare Conference, IBC and IAB Mexico. She is a member of the International Women’s Forum and Marketing World50 and has also been a Media Jury member for Cristal Media Festival, Dubai Lynx, Cannes International Festival of Creativity, and President Entertainment Jury Eurobest. Maria is fluent in French, Spanish and English.

Robert Ellin, LiveXLive Chairman and CEO, commented, “We are pleased to have Maria join the LiveXLive Board. Her experience and acumen in international marketing and branding will be a welcome addition. I speak for our entire board in welcoming Maria to LiveXLive”.

Maria Garrido commented, “I am thrilled to be joining the LiveXLive Board at such an exciting time for the Company and the entertainment business overall. LiveXLive is visionary in its approach to artists, superfans and brands and is tirelessly committed to delivering enhanced entertainment experiences. LiveXLive is also completely in sync with the increasing demands of audiences today and is already clearly laying the groundwork for tomorrow’s growth. I look forward to being a part of this exciting company. “

LiveXLive has the first talent-centric platform focused on superfans and building long-term franchises in on-demand audio and video, podcasting, vodcasting, OTT linear channels, pay-per-view (“PPV”), and livestreaming. Its model includes multiple monetization paths including subscription, advertising, sponsorship, merchandise sales, licensing, and ticketing. LiveXLive recently raised revenue guidance for its 2021 fiscal year based on strength in its core businesses.

About LiveXLive Media, Inc.

Headquartered in Los Angeles, California, LiveXLive Media, Inc. (NASDAQ: LIVX) (the “Company”) (pronounced Live “by” Live) is a global platform for livestream and on-demand audio, video and podcast content in music, comedy, and pop culture. LiveXLive, which has streamed over 1800 artists since January 2020, has become a go-to partner for the world’s top artists and celebrity voices as well as music festivals and concerts, including Rock in Rio, EDC Las Vegas, and many others. In April 2020, LiveXLive produced its first 48-hour music festival called “Music Lives” with tremendous success as it earned over 50 million views and over 5 billion views for #musiclives on TikTok with over 100 performances. The Company’s library of global events, video-audio podcasts and original shows are also available on Amazon, Apple TV, Roku and Samsung TVs in addition to its own app, destination site and social channels. The Company’s wholly-owned subsidiary, PodcastOne, generates more than 2.1 billion downloads annually across more than 350 podcast episodes per week.  For more information, visit www.livexlive.com and follow us on Facebook, Instagram, TikTok, Twitter at @livexlive, and YouTube.

Forward-Looking Statements
All statements other than statements of historical facts contained in this press release are “forward-looking statements,” which may often, but not always, be identified by the use of such words as “may,” “might,” “will,” “will likely result,” “would,” “should,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “continue,” “target” or the negative of such terms or other similar expressions. These statements involve known and unknown risks, uncertainties and other factors, which may cause actual results, performance or achievements to differ materially from those expressed or implied by such statements, including: the Company’s reliance on one key customer for a substantial percentage of its revenue; the Company’s ability to consummate any proposed financing or acquisition and the timing of the closing of such proposed transaction, including the risks that a condition to closing would not be satisfied within the expected timeframe or at all or that the closing of any proposed transaction will not occur; the Company’s ability to continue as a going concern; the Company’s ability to attract, maintain and increase the number of its users and paid subscribers; the Company identifying, acquiring, securing and developing content; the Company’s intent to repurchase shares of its common stock from time to time under the stock repurchase program and the timing, price, and quantity of repurchases, if any, under the program; the Company’s ability to maintain compliance with certain financial and other covenants; the Company successfully implementing its growth strategy, including relating to its technology platforms and applications; management’s relationships with industry stakeholders; the effects of the global Covid-19 pandemic; changes in economic conditions; competition; risks and uncertainties applicable to the businesses of the Company’s subsidiaries; and other risks, uncertainties and factors including, but not limited to, those described in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2020, filed with the U.S. Securities and Exchange Commission (the “SEC”) on June 26, 2020, Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, filed with the SEC on November 16, 2020, and in the Company’s other filings and submissions with the SEC. These forward-looking statements speak only as of the date hereof and the Company disclaims any obligations to update these statements, except as may be required by law. The Company intends that all forward-looking statements be subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995.

Press Contact:
For LiveXLive: The Rose Group
Lynda Dorf
Lynda@TheRoseGroup.com

LiveXLive IR Contact:
310.601.2500
ir@LiveXLive.com